CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-176567, No. 333-159709, No. 333-125122, No. 333-116976, No. 333-190257 and No. 333-204934 on Form S-8 and in Registration Statement No. 333-171151 and No. 333-197055 on Form S-3 of our reports dated March 2, 2016, relating to the consolidated financial statements of MoneyGram International, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 2, 2016